Exhibit 99.1

Mitek Names Financial Technology Industry Veteran James Hale to Board of Directors

Mr. Hale will be active in the company’s financial governance and corporate development activities

SAN DIEGO – November 5, 2014—Mitek (NASDAQ: MITK, www.miteksystems.com), the leading innovator of mobile imaging for financial transactions and identity, today announced the election of James Hale to the Mitek Board of Directors, commencing immediately. He replaces Mrs. Sally Thornton who is resigning after 28 years of Board service.

“Mr. Hale will bring important skills to Mitek including financial expertise, corporate development and a keen eye for financial opportunities in the payments and technology industries,” said James B. DeBello, President and CEO of Mitek. “We are pleased to have Mr. Hale join our Board of Directors and thank Sally Thornton for her many years of service and guidance to Mitek. She was an invaluable member of our Board during Mitek’s transformation from a government supplier of security solutions, to a leading developer of computer vision mobile applications in the financial services industry.”

James Hale co-founded FTV Capital, which manages over $1.7 billion in growth equity funds, in 1998 and has three decades of management experience in private equity investing and commercial and investment banking.

Mr. Hale recently served as Chairman of Official Payments Holdings, Inc. during its acquisition by ACI Worldwide, a leading international provider of electronic payment systems, in 2013. He currently serves on the Boards of Directors of Bank of Marin, a leading independent commercial and retail bank in northern California, and Loyal3, a platform which offers publicly traded stock directly to consumers. Mr. Hale previously served on the Board of Directors of the National Venture Capital Association, Duke University Management Company, and the Investment Committee of University of California Berkeley Foundation. Mr. Hale received a BS from the University of California at Berkeley, an MBA from Harvard University and is a Certified Public Accountant.

About Mitek

Headquartered in San Diego, CA, Mitek (NASDAQ: MITK) is the leading innovator of mobile imaging for financial transactions and identity. Mitek’s patented mobile photo technology automatically captures images of financial and personal documents and then extracts relevant data. This enables consumers to use the Camera as a Keyboard™ to reduce friction for mobile check deposit, account opening, bill payment, insurance quoting, and many other use cases. This innovative technology is licensed by more than 3,000 organizations and used by tens of millions of consumers enabling increased customer acquisition, retention and operational efficiency. www.miteksystems.com MITK-F

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Media Contacts:

Ann Reichert

Senior Director of Marketing

pr@miteksystems.com

Katherine Verducci

MIX Public Relations

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